PRESS RELEASE

Columbia Equity Trust, Inc. [Logo]	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303 — 3080

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Columbia Equity Trust, Inc. Announces Closing of Patrick Henry Corporate Center and Update on
Activities

Washington, D.C., December 6, 2005 – Columbia Equity Trust, Inc. (NYSE:COE) announced today that it acquired Patrick Henry Corporate Center in Newport News, Virginia for a purchase price of $14.5 million.

Patrick Henry Corporate Center is an approximately 99,000 square foot, Class A office building. The building is currently 92% leased to a roster of high quality tenants, including a subsidiary of Northrop Grumman Corporation, an existing tenant of the Company. In conjunction with the acquisition, the Company assumed an existing financing in the approximate amount of $8.5 million at a fixed interest rate of 5.02% which matures in April 2009. The balance of the acquisition was funded with proceeds raised through the Company’s initial public offering which closed on July 5, 2005.

Patrick Henry Corporate Center is expected to generate a first-year net operating income-to-purchase price return (cash basis) of approximately 8.2%.

Financing Activities

Columbia also announced today the closing of a new $75 million secured revolving credit facility. The interest rate for the revolving credit facility is based on a leverage grid and is initially priced at Libor plus 110 basis points. The facility matures in November 2007, unless a one-year extension option is exercised. Wells Fargo Bank is the Administrative Agent and sole lender on the facility.

Acquisition Update

Columbia also provided an update on its recent acquisition activity. The Company had previously disclosed that since September 30, 2005 it had contracted to purchase three additional office buildings, which included:

•	1025 Vermont Avenue, an approximate 115,000 square foot, office building located in the central business district of Washington, DC for $34.3 million; and

•	The ELV portfolio which includes Oakton Corporate Center, a 65,000 square foot office building located in Oakton, Virginia and 625 Slaters Lane, a 50,000 square foot office building located in Alexandria, Virginia, for a portfolio purchase price of $26.9 million.

The 1025 Vermont Avenue acquisition is currently expected to close in early January 2006. The Company also announced that it has elected to terminate it Agreement of Sale with respect to the purchase of 625 Slaters Lane. Oakton Corporate Center remains subject to the terms of the Agreement of Sale with an allocated purchase price of $16.0 million.

The Company provides no assurances that it will complete the purchase of 1025 Vermont Avenue or Oakton Corporate Center.

About Columbia Equity Trust, Inc.

Columbia is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “Risk Factors” in the Company’s prospectus.

CONTACT

COLUMBIA EQUITY TRUST, INC.

JOHN SCHISSEL
CHIEF FINANCIAL OFFICER
202-303-3080